Exhibit 99.1

FOR IMMEDIATE RELEASE
August 12, 2008
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575
NORTHWEST INDIANA BANCORP
REPORTS QUARTERLY EARNINGS
     Munster, Indiana — NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported a 1.7% increase in earnings for the quarter ended June 30, 2008 compared to second quarter earnings reported during the prior year. This increase reflects earnings of $1.45 million, or $0.51 in earnings per basic and diluted share, compared to earnings of $1.42 million, or $0.51 in earnings per basic and $0.50 in earnings per diluted share for the quarter ended June 30, 2007. For the quarter ended June 30, 2008, the return on average assets (ROA) was 0.89% and return on average equity (ROE) was 10.36%.
     The Bancorp also reported a 6.4% increase in earnings for the six months ended June 30, 2008 compared to the six-month earnings reported during the same period in 2007. This increase reflects earnings of $3.09 million, or $1.10 in earnings per basic and $1.09 in earnings per diluted share, compared to earnings of $2.91 million, or $1.04 in earnings per basic and $1.03 in earnings per diluted share for the six months ended June 30, 2007. For the six months ended June 30, 2008, the return on average assets (ROA) was 0.96% and return on average equity (ROE) was 11.19%.
     “The fundamentals of Peoples Bank’s performance during the second quarter and first half of the year remained strong despite the uncertainty of the national economy. Our net interest margin continues to expand at a healthy pace, income from banking operations is up from prior periods, and increases in our core accounts has driven asset growth. We are cautiously optimistic that our loan growth will carry through the second half of the year,” said David A. Bochnowski, Chairman and Chief Executive Officer.
     At June 30, 2008, the Bancorp’s assets totaled $652.9 million, an increase of $24.2 million or 3.8% for the year. During the current six months, the Bancorp’s lending portfolio totaled $486.6 million, an increase of $18.1 million. The increase in loan balances was a result of demand for commercial real estate loans, commercial business loans and construction & land development loans. Investment securities totaled $119.5 million at June 30, 2008, an increase of $4.8 million for the six-month period. At June 30, 2008, deposits totaled $511.1 million, an increase of $17.8 million during the first quarter. The increase in deposits is primarily related to growth in checking account balances. At June 30, 2008, core deposits totaled $300.0 million, while certificates of deposit totaled $211.1 million. Core deposits include checking, savings, and money market accounts. Core deposits represent 58.7% of the Bancorp’s total deposits at the end of the June. At June 30, 2008, borrowings totaled $84.6 million, an increase of $7.7 million for the six-month period.

     Net interest income, the difference between interest income from loans and investments and interest expense paid to fund providers, totaled $5.6 million for the current quarter, compared to $4.4 million for the quarter ended June 30, 2007, an increase of $1.2 million, or 27.0%. For the six months ended June 30, 2008, net interest income totaled $10.6 million compared to $8.8 million for the six months ended June 30, 2007, an increase of $1.7 million, or 19.8%. The increase in net interest income for both periods has been positively impacted by loan growth and a decrease in the cost of funds as a result of the Federal Reserve’s action in lowering short-term interest rates during 2008.
     At June 30, 2008, the Bancorp’s non-performing loans represented 1.51% of total assets, compared to 1.37% at December 31, 2007. The Bancorp’s non-performing loans continue to be impacted by two past due commercial real estate participation loans that carry a balance of $4.1 million and $956 thousand. Management has filed a lawsuit against the lead lender of the $4.1 million commercial real estate participation contending that the lead lender had violated the participation agreement, as well as the underlying loan agreement. For both loans, management will continue to take action to ensure that the Bancorp’s interest in the collateral is protected.
     “As a result of trends in the economy, the Bank took the prudent step of increasing our provision for loan losses during the most recent quarter. Although Peoples Bank has not originated any subprime loans or made any subprime investments, additional reserves were taken in response to our analysis of a commercial loan participation,” Bochnowski said.
     During July 2008, management received an updated appraisal from the lead lender for the $4.1 million commercial real estate participation project, which is located in Ann Arbor, Michigan, indicating a decrease in collateral value. Based on the new information provided by the lead lender, management has increased the specific allowance for the collateral deficiency to recognize the additional impairment for this commercial real estate participation loan. As a result of the additional loan impairment and management’s assessment of current credit quality within its loan portfolio, provisions to the allowance for loan losses totaled $820 thousand for the current quarter and $950 thousand for the six months ended June 30, 2008. For the current six months, net loan charge-offs totaled $77 thousand, compared to $1 thousand during the first six months of 2007. At June 30, 2008, the allowance for loan losses totaled $5.5 million and is considered adequate by management. To the extent that actual cash flows, collateral values and strength of personal guarantees differ from current estimates used to establish the allowance for loan losses, additional provisions to the allowance for loan losses may be required.
     Noninterest income from banking activities for the quarter ended June 30, 2008 totaled $1.2 million, compared to $1.1 million for the quarter ended June 30, 2007, an increase of $89 thousand, or 8.1%. For the six months ended June 30, 2008, noninterest income totaled $2.4 million, compared to $2.1 million for the six months ended June 30, 2007, an increase of $249 thousand, or 11.7%. In the current quarter and six month period, noninterest income increased as a result of income recognized from wealth management operations, gains recognized from the sale of available-for-sale securities, increases in the cash value of bank owned life insurance and the reversal of a liability previously established for an impaired letter of credit.
     Noninterest expense totaled $4.1 million for the quarter ended June 30, 2008, compared to $3.6 million for the quarter ended June 30, 2007, an increase of $549 thousand, or 15.3%. For the six months ended June 30, 2008, noninterest expense totaled $8.2 million, compared to $7.1 million for the six months ended June 30, 2007, an increase of $1.1 million, or 15.6%. In the current quarter and six month period, the increase in noninterest expense is related to increased compensation costs for additional lending, retail, private banking and marketing personnel that were hired to support the Bank’s growth initiatives. In addition, occupancy expense has increased as result of opening of the Crown Point, Indiana banking center in December 2007. During the first quarter, other expense has increased as a result of an increase in third-party professional services, community contributions and operating expenses related to banking products.
     “These are challenging but exciting times for Peoples Bank. Throughout our nearly one hundred-year history of community banking, Peoples has always been committed to our customers as our first priority. We were pleased to learn during the June quarter that U.S. Banker Magazine had identified the Bancorp as one of the Top 200 Community Banks in America,” Bochnowski said.
     “Our growth during the first half of the year confirms the value of a community bank dedicated to a unique brand of customer service. Our expansion into Crown Point has exceeded our expectations and we are looking forward to the opening of our Gary banking center in the fall of this year. In addition, Peoples Bank plans to begin construction of our first Valparaiso banking center this winter and has recently acquired property in St. John for expansion into that growing community,” Bochnowski said.
     At June 30, 2008, shareholders’ equity totaled at $52.3 million or 8.0% of total assets. The book value of the Bancorp’s stock stood at $18.57 at quarter-end.
     The NorthWest Indiana Bancorp stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, East Chicago, Dyer, Hammond, Hobart, Merrillville, Munster, and Schererville, Indiana. The Bank’s website, www.ibankpeoples.com, provides information on the Bank’s products, services and investor relations.
     “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Quarterly Financial Report

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
Key Ratios	2008	2007	2008	2007
Return on equity	10.36%	11.00%	11.19%	11.36%
Return on assets	0.89%	0.93%	0.96%	0.95%
Basic earnings per share	$0.51	$0.51	$1.10	$1.04
Diluted earnings per share	$0.51	$0.50	$1.09	$1.03
Yield on loans	6.05%	6.23%	6.14%	6.62%
Yield on security investments	4.62%	4.41%	4.64%	4.38%
Total yield on earning assets	5.77%	6.23%	5.84%	6.21%
Cost of deposits	2.02%	3.05%	2.28%	3.03%
Cost of borrowings	2.99%	4.27%	3.37%	4.24%
Total cost of funds	2.14%	3.19%	2.41%	3.18%
Net interest margin — tax equivalent	3.85%	3.21%	3.67%	3.19%
Noninterest income / average assets	0.73%	0.72%	0.74%	0.70%
Noninterest expense / average assets	2.55%	2.37%	2.56%	2.32%
Net noninterest margin / average assets	-1.82%	-1.65%	-1.82%	-1.62%
Efficiency ratio	61.00%	65.20%	63.38%	64.80%
Effective tax rate	21.30%	25.80%	18.50%	24.60%
Dividend declared per common share	$0.36	$0.36	$0.72	$0.72

	At June 30,
	2008	2007
Net worth / total assets	8.00%	8.32%
Book value per share	$18.57	$18.01
Non-performing loans to total assets	1.51%	1.37%
Non-performing loans to total loans	2.03%	1.84%
Allowance for loan loss to non-performing loans	55.20%	53.20%
Allowance for loan loss to loans outstanding	1.12%	0.98%
Foreclosed real estate to total assets	0.09%	0.02%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Consolidated Statements of Income	(Unaudited)		(Unaudited)
(Dollars in thousands)	2008	2007	2008	2007
Interest income:
Loans	$7,369	$7,675	$14,795	$15,412
Securities & short-term investments	1,404	1,172	2,807	2,300

Total interest income	8,773	8,847	17,602	17,712

Interest expense:
Deposits	2,604	3,770	5,890	7,450
Borrowings	549	652	1,131	1,427

Total interest expense	3,153	4,422	7,021	8,877

Net interest income	5,620	4,425	10,581	8,835
Provision for loan losses	820	5	950	5

Net interest income after provision for loan losses	4,800	4,420	9,631	8,830

Noninterest income:
Fees & service charges	707	745	1,403	1,425
Wealth management operations	208	169	417	338
Cash value increase from bank owned life insurance	102	97	205	195
Gain on sale of securities, net	30	19	146	48
Gain on sale of loans, net	31	64	70	118
Other income	104	(1)	139	7

Total noninterest income	1,182	1,093	2,380	2,131
Noninterest expense:
Compensation & benefits	2,153	1,805	4,334	3,655
Occupancy & equipment	719	657	1,415	1,270
Data processing	216	224	428	445
Marketing	115	60	219	119
Other	944	852	1,818	1,617

Total noninterest expense	4,147	3,598	8,214	7,106
Income before income taxes	1,835	1,915	3,797	3,855
Income tax expenses	390	494	704	948

Net income	$1,445	$1,421	$3,093	$2,907

NorthWest Indiana Bancorp
Quarterly Financial Report

	June 30,
Balance Sheet Data	2008	December 31,	Change	Mix
(Dollars in thousands)	(Unaudited)	2007	%	%
Total assets	$652,910	$628,718	3.8%
Cash & cash equivalents	12,265	12,111	1.3%
Securities — available for sale	100,548	96,286	4.4%
Securities — held to maturity	18,929	18,358	3.1%

Loan receivable:
Construction and land development	47,382	46,289	2.4%	9.7%
1-4 first liens	200,267	201,302	-0.5%	41.2%
Multifamily	13,716	12,884	6.5%	2.8%
Commercial real estate	131,878	119,258	10.6%	27.1%
Commercial business	51,235	46,954	9.1%	10.5%
1-4 Junior Liens	4,864	5,805	-16.2%	1.0%
HELOC	19,571	18,595	5.2%	4.0%
Lot loans	3,592	3,309	8.6%	0.7%
Consumer	2,243	2,399	-6.5%	0.5%
Government and other	11,838	11,664	1.5%	2.4%

Total loans	486,586	468,459	3.9%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	51,841	44,799	15.7%	10.1%
Interest bearing checking	89,770	71,437	25.7%	17.6%
Savings	53,853	52,524	2.5%	10.5%
MMDA	104,537	110,416	-5.3%	20.5%

Total core deposits	300,001	279,176	7.5%	58.7%
Certificates of deposit	211,148	214,208	-1.4%	41.3%

Total deposits	511,149	493,384	3.6%	100.0%

Borrowings	84,599	76,930	10.0%
Stockholder’s equity	52,253	52,733	-0.9%

	June 30,
Asset Quality	2008	December 31,	Change
(Dollars in thousands)	(Unaudited)	2007	%
Nonaccruing loans	$8,966	$7,776	15.3%
Accruing loans delinquent more than 90 days	910	842	8.1%
Foreclosed real estate	616	136	352.9%

Total nonperforming assets	10,492	8,754	19.9%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	1,684	824	104.4%
ALL general allowances for loan portfolio	3,770	3,757	0.3%

Total ALL	5,454	4,581	19.1%